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                                                                    EXHIBIT 99.4

                    GPALB RAISES $7.8 MILLION IN NEW EQUITY
--INCREASES EQUITY BY 38% THROUGH PRIVATE PLACEMENT WITH PENSKE MOTORSPORTS AND
                           INTERNATIONAL SPEEDWAY--

     LONG BEACH, California--August 8, 1997--Grand Prix Association of Long Beach, Inc. (GPLB) (Nasdaq:GPLB) today announced it has agreed to privately raise $7.8 million in new equity from the sale of common stock to Penske Motorsports, Inc. (PMI) (Nasdaq:SPWY) and International Speedway Corporation
(ISC) (Nasdaq:ISCA), two leaders in the motorsports entertainment industry. GPLB will sell 315,000 shares at $12.34 per share to both PMI and ISC. This issuance will increase GPLB's total outstanding shares to 4,398,286 and will give both PMI and ISC a 7% interest in the company. Concurrent with the sale, certain security holders of GPLB, consisting primarily of its senior management and Board of Directors, will grant ISC, PMI and members of the group of certain security holders, certain mutual rights of first refusal regarding the sale of their GPLB securities.

     GPLB also announced that it will name Greg Penske (35), President of PMI and H. Lee Combs (44), Senior Vice President of ISC to its Board of Directors. These elections increase GPLB's board to eleven (11) members.

     The new funds are targeted toward further development of Grand Prix Association's permanent racing facilities, Gateway International Raceway near St. Louis and Memphis Motorsports Park, in order to attract additional major racing events. These facilities currently host NASCAR, NHRA, and CART races, and management is exploring arrangements to provide for additional stock car, open wheel, truck and motorcycle competitions.

     "We believe these investments are a testament to the quality of the organization we are building and International Speedway's and Penske Motorsports' confidence in our long-term potential," said Christopher R. Pook, Grand Prix Association's chairman and chief executive officer. "These investments align us with two of the premier companies in motorsports and will allow us to accelerate our plans at Gateway and Memphis in order to maximize usage of those
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two facilities. The experience and insight that Messrs. Penske and Combs bring to our board are welcome additions as we pursue our growth goals."

     Pook added: "We have enjoyed considerable success in our first year of operations both at Gateway and Memphis. However, ISC and PMI bring immediate additional knowledge and expertise to help build our per capita yield from our customers to levels commensurate with those we experience at Long Beach and which our new investors have achieved at their facilities. This will be very valuable to us."

     Greg Penske, President of PMI said, "Our company has an excellent long-time relationship with Chris Pook, and I believe GPLB's annual CART PPG Cup race in Long Beach sets the standard for open wheel street racing in the United States. In addition, we are impressed with GPLB's developments in the important St. Louis and Memphis markets, and we are pleased to participate in the continued growth of the motorsports entertainment industry."

     "This transaction further enhances ISC's strategic goal of investment in the motorsports entertainment industry on a national scale," said H. Lee Combs, ISC'S Senior Vice President for Operations. "We look forward to working with Chris Pook and his fine organization, and we believe that our long history in motorsports entertainment will enable us to offer useful input to GPLB."

     Grand Prix Association of Long Beach is the owner and operator of the Toyota Grand Prix of Long Beach, the annual CART PPG Cup race fun on the streets of Long Beach, California since 1975. The annual CART PPG Cup race is now the second largest open wheel car race in the world next to the Indianapolis 500 mile race. In addition, the company owns and operates Gateway International Raceway in Madison, Illinois, and Memphis Motorsports Park in Millington, Tennessee.

     International Speedway Corporation is a leading promoter of motorsports activities in the
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United States, currently promoting over 70 events annually. The company owns and/or operates five premier motorsports facilities -- Daytona International Speedway in Florida, home of the Daytona 500; Talladega Superspeedway in Alabama; Darlington Raceway in South Carolina; Watkins Glen International in upstate New York; and Phoenix International Raceway in Arizona -- as well as Tucson (Arizona) Raceway park.

    International Speedway also owns and operates MRN Radio, the nation's largest independent sports radio network; the DAYTONA USA motorsports attraction in Daytona Beach, Florida; and holds an approximate 11 percent stake in Penske Motorsports. Additionally, the company owns 40% interest in Homestead-Miami Speedway, LLC.

    Penske Motorsports, Inc. is a leading promoter and marketer of professional motorsports in the United States. PMI owns and operates the following through its wholly-owned subsidiaries: Michigan Speedway in Brooklyn, Michigan; Nazareth Speedway in Nazareth, Pennsylvania; and California Speedway near Los Angeles, California. PMI also has a majority ownership of the North Carolina Motor Speedway near Rockingham, North Carolina and holds a 40% interest in Homestead-Miami Speedway, LLC. In addition, PMI produces and markets motorsports-related merchandise and accessories such as apparel, souvenirs and collectibles; and it distributes and sells Goodyear brand racing tires in the Midwest and Southeast regions of the United States.

    Matters discussed in this release related to Grand Prix Association of Long Beach are forward looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: delays in construction; failure to obtain or renew sanctioning and sponsorship agreements for national events; severe and adverse weather conditions; dilution of manpower, seasonality; competition and other risk factors listed in the company's SEC reports, including the 10-QSB for the period

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ended May 31, 1997.

                                   08/08/97


PMI CONTACT:

James H. Harris, Senior Vice President & Treasurer of Penske Motorsports, 313-592-5258, or fax, 313-592-7332(SPWY)

ISC CONTACT:

Glenn Padgett, Director of Investor Relations & Corporate Compliance for ISC, 904-947-6446, or fax, 904-947-6884(ISCA)